UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 6, 2006
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 5.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into Material Definitive Agreement.
     On April 6, 2006, Aastrom Biosciences, Inc. (“Aastrom”) entered into a Placement Agency Agreement with Merriman Curhan Ford & Co., relating to a registered direct offering of up to 15,943,750 shares of Aastrom’s common stock. Under the terms of the transaction, Aastrom will sell the common stock at $1.60 per share to a select group of institutional investors for gross proceeds of approximately $25.5 million. The closing of the offering is expected to take place on April 11, 2006, subject to the satisfaction of customary closing conditions.
     The common stock will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, in connection with a shelf takedown from Aastrom’s registration statement on Form S-3 (333-123570), as amended, which became effective on October 17, 2005. The net proceeds from this offering will be used to fund: (i) clinical trials and research and development; (ii) manufacturing development and expansion; and (iii) other working capital and general corporate purposes.
     A copy of the opinion of Dykema Gossett, PLLC, Michigan counsel for Aastrom, relating to the legality of the shares in the offering is being filed as Exhibit 5.1 to this Current Report on Form 8-K and incorporated into the registration statement by reference. The Placement Agency Agreement is being filed as Exhibit 99.1 to this Current Report on Form 8-K. The press release, dated April 6, 2006, announcing the transaction, is filed as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Dykema Gossett, PLLC
23.1	Consent of Dykema Gossett, PLLC (included in its opinion filed as Exhibit 5.1)
99.1	Placement Agency Agreement, dated as of April 6, 2006 between Aastrom and Merriman Curhan Ford & Co.
99.2	Press release dated April 6, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 6, 2006

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President, Administrative and Financial Operations, CFO

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